EXHIBIT 99.1

ANIXTER INC.
ANIXTER INTERNATIONAL INC.

DEBT SECURITIES

TERMS AGREEMENT

February 24, 2005

To:	Anixter Inc.
Anixter International Inc.
2301 Patriot Boulevard
Glenview, Illinois 60026

Ladies and Gentlemen:

      We understand that Anixter Inc., a Delaware corporation (the “Company”), proposes to issue and sell, and Anixter International Inc. (the “Guarantor”) desires to fully and unconditionally guarantee as to payment of principal of and premium (if any) and interest on, $200,000,000 aggregate principal amount of the Company’s debt securities (the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the principal amount of Underwritten Securities opposite their names set forth below at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities
Banc of America Securities LLC	$94,000,000
Wachovia Capital Markets, LLC	$54,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$16,000,000
J.P. Morgan Securities Inc.	$12,000,000
Scotia Capital (USA) Inc.	$12,000,000
Wells Fargo Securities, LLC	$12,000,000

Total	$200,000,000

The Underwritten Securities shall have the following terms:

Title:	5.95% Notes due March 1, 2015
Rank:	The Securities will be unsecured obligations and will rank

equally with the Company’s existing and future unsecured senior indebtedness. The Guarantees will be unsecured obligations of the Guarantor and will rank equally with Guarantor’s existing and future unsecured senior indebtedness.

Ratings:	Ba1/BB+/BBB-

Aggregate principal amount:	$200,000,000

Denominations:	$1,000 and integral multiples thereof.

Currency of payment:	U.S. Dollars

Interest rate or formula:	5.95%

Interest payment dates:	March 1 and September 1, commencing September 1, 2005

Regular record dates:	February 15 and August 15

Stated maturity date:	March 1, 2015

Redemption provisions:	Securities may be redeemed at any time at the Company’s option at a redemption price equal to the greater of (1) the principal amount of the Securities being redeemed plus accrued interest to the redemption date or (2) the Make-Whole Amount for the Securities being redeemed as set forth in the Prospectus.

Sinking fund requirements:	N/A

Listing requirements:	N/A

Fixed or Variable Price Offering:	Fixed Price Offering, initial public offering price: 99.784% of the principal amount, plus accrued interest, if any, from March 1, 2005

Purchase price:	98.934% of the principal amount, plus accrued interest, if any, from March 1, 2005 (payable in same day funds).

Form:	Book-entry

Address for notices to Underwriters:	c/o Banc of America Securities LLC, 40 West 57th Street, New York, New York 10019, Attn: High Grade Debt Capital Markets Transaction Management.

Other terms and conditions:	N/A

Closing date and location:	March 1, 2005, Chicago, Illinois.

      All of the provisions contained in the document attached as Annex I hereto entitled “Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

      Please accept this offer no later than 6:00 o’clock P.M. (New York City time) on February 24, 2005 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours, BANC OF AMERICA SECURITIES LLC WACHOVIA CAPITAL MARKETS, LLC MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ Lilly Chang
Authorized Signatory
Acting on behalf of themselves and the other named Underwriters.

Accepted: ANIXTER INTERNATIONAL INC.
By:	/s/ Dennis J. Letham
	Name:	Dennis J. Letham
	Title:	Senior Vice President-Finance and Chief Financial Officer

ANIXTER INC.
By:	/s/ Dennis J. Letham
	Name:	Dennis J. Letham
	Title:	Executive Vice President and Chief Financial Officer